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                                                                    Exhibit 99.3

                                 March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


Ladies and Gentlemen:

         This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

         Exult, Inc. has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated financial statements of Exult, Inc. and subsidiaries as of December 31, 2001 and the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practices to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                                       Sincerely,

                                                       /s/ MICHAEL F. HENN
                                                       -------------------------
                                                       Michael F. Henn
                                                       Chief Financial Officer
                                                       Exult, Inc.